EXHIBIT 3.1



                          CERTIFICATE OF INCORPORATION

                                       OF

                              NM ACQUISITION CORP.

                          ----------------------------

     FIRST.    The name of this corporation shall be:

                         NM ACQUISITION CORP.

     SECOND.   Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

     THIRD.    The purpose or purposes of the corporation shall be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH.   The total number of shares of stock which this corporation is authorized to issue is:
Nine Hundred Twenty Million (920,000,000) shares of Common Stock, of which Eight Hundred Million (800,000,000) shares shall be Class A Common with a par value of $.02 and One Hundred and Twenty Million (120,000,000) shares shall be Class B Common with a par value of $.02. The total number of Preferred Shares shall be Thirty-Five Million (35,000,000) of which, Twenty-Five Million shares shall be Class A Preferred with a par value of $.01 and Ten Million (10,000,000) shares shall be Class B Preferred with a par value of $.001.

     The powers, preferences and rights and the qualifications, limitations or restrictions thereof shall be determined by the board of directors.

     FIFTH.    The name and address of the incorporator is as follows:


                              Micki Shilling
                              Corporation Service Company
                              1013 Centre Road
                              Wilmington, DE 19805

     SIXTH.    The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

     SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this thirtieth day of December, A.D., 1999.

                                                   /s/ Micki Shilling
                                                   -----------------------------
                                                   Micki Shilling
                                                   Incorporator